Exhibit 99.1

Annexon Announces Positive Topline Results from Real-World Evidence Study Comparing ANX005 Treatment to Intravenous Immunoglobulin (IVIg) or Plasma Exchange (PE) in a Matched Patient Cohort for the Treatment of Guillain-Barré Syndrome (GBS)

Real-World Evidence Study Strengthens the Body of Evidence Supporting ANX005 for Treatment of GBS

ANX005 Phase 3 Population Was Matched 1:1 on Prespecified Criteria with Patients in International GBS Outcomes Study (IGOS)

Matched Cohort Study Showed Early and Greater Benefits of ANX005 over IVIg or PE in Muscle Strength and Functional Outcomes Across Multiple Measurements

Conference Call and Webcast Today at 8:30 a.m. ET

BRISBANE, Calif., December 16, 2024 - Annexon, Inc. (Nasdaq: ANNX), a biopharmaceutical company advancing a late-stage clinical platform of novel therapies for people living with devastating classical complement-mediated neuroinflammatory diseases of the body, brain, and eye, today announced positive topline results from a real-world evidence (RWE) study supporting ANX005 as a potential treatment for Guillain-Barré Syndrome (GBS). GBS is a rapid-onset and acute neuromuscular disease with no U.S. Food and Drug Administration (FDA)-approved treatments. ANX005, the most advanced targeted immunotherapy in development for GBS, is designed to rapidly block C1q and complement activity with a single dose to halt disease progression during the critical progressive phase of the disease.

Working in collaboration, the IGOS investigators and Annexon established a cohort of 79 real-world patients from the IGOS global patient registry that was matched based on key prespecified prognostic factors to the cohort of 79 patients treated with ANX005 30 mg/kg from Annexon’s completed Phase 3 study conducted outside the United States. Patients in the ANX005 Phase 3 population had moderate to severe disease, and the matching level demonstrates that the Phase 3 population is represented within the global GBS patient spectrum captured in IGOS.

Patients treated with ANX005 showed faster and greater improvement in muscle strength and disability compared to patients in the matched IGOS cohort treated with IVIg or PE. The comparison also showed that fewer patients treated with ANX005 required mechanical ventilation. Further, ANX005-treated patients were observed to spend less time on ventilation and less time in the intensive care unit (ICU). These findings indicate that ANX005 may decrease the overall burden of GBS care.

“We’re highly encouraged by the growing body of evidence demonstrating consistent, robust effects of ANX005 treatment across the Phase 3 trial and in this real-world study of patients with GBS,” said Douglas Love, president and chief executive officer of Annexon. “We look forward to discussing these data and our overall regulatory package with regulators as we prepare for our planned U.S. Biologics License Application submission in the first half of 2025.”

Hugh Willison, MBBS, PhD, professor emeritus of neurology, University of Glasgow and a member of the IGOS Steering Committee added: “In this analysis, patients treated with a single dose of ANX005 showed improved and more rapid benefit on muscle strength and disability over matched patients treated with multiple days of IVIg or PE. Recognizing the common role of complement biology in GBS pathogenesis, it’s reasonable to expect these results could translate well to a broad population of patients with GBS.”

Key findings comparing ANX005 30 mg/kg to IVIg or PE:

•

By week 1, patients treated with ANX005 showed more than a 10-point improvement in muscle strength over patients treated with IVIg or PE, a clinically meaningful benefit as measured by Medical Research Council (MRC) sumscore and an indicator for future recovery potential[1] (p < 0.0001)

•

Patients treated with ANX005 were approximately twice as likely to be in a better state of health than patients on IVIg or PE on the GBS-Disability Scale (GBS-DS) at multiple timepoints throughout the study, including at week 8, the primary endpoint for the Phase 3 trial (p = 0.0459)

•	Approximately half the number of patients treated with ANX005 (n=15 of 79) required mechanical ventilation compared with patients treated with IVIg or PE (n=32 of 79) (p = 0.022)

•	ANX005-treated patients were observed to spend fewer days on mechanical ventilation and fewer days in the ICU (median of 12 fewer days for each measure, p = n.s.*)

“GBS is a traumatizing disease that can affect anyone, anywhere, at any time, resulting in nerve damage, severe weakness and acute paralysis,” said Lisa Butler, executive director, GBS/CIDP Foundation International. “These new data from the ANX005 real-world study support the value of ANX005 as a potential novel targeted therapy for GBS. After decades with limited treatment options, none of which are FDA-approved, the GBS community deserves a future where patients can be hopeful for a quicker recovery and better outcomes.”

Conference Call and Webcast Information

Annexon management will hold a conference call and webcast today at 8:30 a.m. ET to discuss topline results from its real-world evidence (RWE) study in GBS. The dial-in number for the conference call is 1-877-407-0784 (U.S./Canada) or 1-201-689-8560 (international). The conference ID for all callers is 13750635. The live webcast and replay may be accessed by visiting Annexon’s website at https://ir.annexonbio.com/events-and-presentations/events.

Call me™: Click here. Participants can use guest dial-in numbers above and be answered by an operator or they can click the Call me™ link for instant telephone access to the event (dial-out). The Call me™ link will be made active 15 minutes prior to scheduled start time.

About the Real-World Evidence Study Comparing ANX005 Treatment to IGOS Matched Cohort

Working in collaboration, the IGOS investigators and Annexon conducted the RWE study. The RWE study applied a well-accepted statistical method of propensity score matching to establish 1:1 cohorts of patients matched on key prespecified prognostic factors of disease severity (muscle strength and GBS disability score measured at the time of hospitalization, prior to treatment). The same analytical and statistical approaches used to measure efficacy in the Phase 3 trial were applied to assess treatment effect in the matched populations (n=79 in each cohort). IGOS is a global, prospective, observational, multicenter cohort study that enrolled 2,000 patients who were followed for one to three years. Consistent with global standards of care (SoC), patients in the IGOS registry were treated with IVIg or PE. Published literature has demonstrated that more severe patients experience less benefit from IVIg or PE, further highlighting the unmet need in this patient population.2, 3, 4, 5

About ANX005

Annexon’s lead investigational therapy, ANX005, is a first-of-its kind selective, targeted and rapid-acting agent designed to reduce inflammation and nerve damage by stopping C1q activity in the peripheral and central nervous systems. In GBS, ANX005 is designed to seek out C1q and prevent its binding to targets on peripheral nerves. ANX005 is administered intravenously and has been observed to act almost immediately in blocking C1q function. The aim of an effective treatment in GBS is to rapidly stop the autoimmune damage on nerve cells, allowing patients to regain muscle strength sooner and to regain independence and return to pre-illness activities. ANX005 has received both Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as orphan drug designation from the European Medicines Agency for the treatment of GBS.

About the ANX005 Phase 3 Trial

Positive data from a previously reported Phase 3 study demonstrated statistically significant effects of 30mg/kg ANX005 treatment over placebo on multiple measures of GBS, including on the primary endpoint GBS-DS. Patients treated with ANX005 demonstrated a higher likelihood of being in a better state of health at week 1 on the GBS-DS, a benefit that was observed across the 26-week study period. Early, robust and durable treatment effects were observed, which resulted in expedited recovery and reduced days on mechanical ventilation, allowing patients to walk approximately one month earlier. ANX005 was generally well-tolerated with a safety profile similar to placebo.

About Guillain-Barré Syndrome (GBS)

GBS is a severe disease resulting from an acute autoantibody and classical complement-mediated attack on peripheral nerves that generally occurs post-infection in otherwise healthy persons. It is an acute, rapidly progressive neurological disease with a narrow timeframe for therapeutic intervention. GBS results in the hospitalization of more than 22,000 people annually in the U.S. and Europe. The peripheral nerve damage progresses rapidly, causing acute neuromuscular paralysis that can lead to significant morbidity, disability and mortality. Currently, there are no approved treatments for GBS in the United States. The long-term disease burden associated with GBS has led to a multi-billion-dollar annual economic cost to the U.S. healthcare system alone.

About Annexon

Annexon Biosciences (Nasdaq: ANNX) is harnessing therapeutics against classical complement-driven neuroinflammation to advance potentially first-in-kind treatments for millions of people living with serious neuroinflammatory diseases of the body, brain and eye. Our novel scientific approach focuses on C1q, the initiating molecule of the classical complement cascade, which can inappropriately lead to severe tissue damage and loss. By targeting C1q, our immunotherapies are designed to stop neuroinflammatory diseases where they start. Our pipeline spans three diverse therapeutic areas – autoimmune, neurodegenerative and ophthalmic diseases – and includes targeted investigational drug candidates designed to address the unmet needs of over 8 million people worldwide. Annexon’s mission is to deliver game-changing therapies to patients so that they can live their best lives. To learn more visit annexonbio.com.

*n.s. = not significant

References

1 Walgaard, et al., 2011. Early recognition of poor prognosis in Guillain-Barré syndrome. Neurology 76:968.

2 The French Cooperative Group on Plasma Exchange in Guillain–Barré Syndrome. Plasma exchange in Guillain–Barré syndrome. Ann Neurol. 1987;22(6):753-761.

3 Hughes RAC, Swan AV, van Doorn PA. Intravenous immunoglobulin for Guillain-Barré syndrome. Cochrane Database Syst Rev. 2014;(9):CD002063.

4 Van der Meché FGA, Schmitz PIM. A randomized trial comparing intravenous immune globulin and plasma exchange in Guillain–Barré syndrome. N Engl J Med. 1992;326(17):1123-1129.

5 Walgaard C, Lingsma HF, Ruts L, et al. Second intravenous immunoglobulin dose in patients with Guillain-Barré syndrome with poor prognosis (SID-GBS): a double-blind, randomized, placebo-controlled trial. Lancet Neurol. 2021;20(4):275-283.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: ability of ANX005 to stop C1q activity; ability to bring ANX005 to patients worldwide as soon as possible; the clinical and regulatory status of ANX005; the overall treatment potential of ANX005; the ability to translate the results of the RWE study to a broad population of GBS patients; the timing and outcomes of ongoing and future interactions with regulatory bodies, including the FDA; the adequacy and sufficiency of the RWE data to support marketing application; the anticipated timeline of our planned Biologics License Application (BLA) submission in the first half of 2025; the potential therapeutic benefit of ANX005 or any other product candidates on GBS, or other autoimmune, neurodegenerative and ophthalmic diseases; potential benefit of ANX005, if approved, compared to IVIg/plasma exchange or other existing therapies; and market size for GBS and other therapeutic areas of interest for Annexon. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the potential that FDA or EU regulators may not find the data from the RWE study sufficient for filing of a BLA; the potential that FDA and comparable foreign regulatory authorities may require additional information or studies prior to the approval of ANX005; the potential that regulatory authorities may not find the results of the ANX005 trial conducted outside the United States translate to a broad population of GBS patients; the potential for any final clinical trial results to differ from preliminary or topline results; the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the effects of public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Media Contact:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com